Certification under Rule 466

The depositary, JPMorgan Chase Bank, N.A., represents and certifies the following:

(1) That it previously had filed a registration statement on Form F-6 (Minth Group Limited, 333-276051) that the Commission declared effective, with terms of deposit identical to the terms of deposit of this registration statement.

JPMORGAN CHASE BANK, N.A., as Depositary

By:	/s/ Michael A. Oliver
Name:	Michael A. Oliver
Title:	Vice President